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                                                                Exhibit (a)(iii)

                     COHEN & STEERS REALTY FOCUS FUND, INC.
               (Formerly Cohen & Steers Special Equity Fund, Inc.)

                             ARTICLES SUPPLEMENTARY

COHEN & STEERS REALTY FOCUS FUND, INC., a Maryland corporation having its principal office in Baltimore, Maryland (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: Immediately prior to these Articles Supplementary becoming effective, the number of authorized shares of stock of the Corporation was fifty million (50,000,000) shares of the par value of one tenth of one cent ($0.001) per share and of the aggregate par value of fifty thousand dollars ($50,000), all of which shares were classified as Class I Common Stock. As increased, classified and reclassified by these Articles Supplementary, pursuant to resolutions of the Board of Directors of the Corporation adopted at a meeting duly convened and held on September 8, 2004, the number of authorized shares of stock of the Corporation is two hundred million (200,000,000) shares of the par value of one tenth of one cent ($0.001) per share and of the aggregate par value of two hundred thousand dollars ($200,000), of which fifty million (50,000,000) shares are classified as Class A Common Stock, fifty million (50,000,000) shares are classified as Class B Common Stock, fifty million (50,000,000) shares are classified as Class C Common Stock, and fifty million (50,000,000) shares are classified as Class I Common Stock. The Board of Directors' power to classify and reclassify any unissued shares of capital stock are not changed by these Articles Supplementary.

SECOND: The total number of shares of stock that the Corporation has authority to issue has been increased by the Board of Directors in accordance with Section 2-105(c) of the Maryland General Corporation Law. The Corporation is registered as an open-end investment company under the Investment Company Act of 1940, as amended. The shares of stock of the Corporation classified and reclassified pursuant to these Articles Supplementary have been classified and reclassified by the Board of Directors under the authority contained in the Corporation's Charter.

THIRD: The preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption of the Class A Common Stock, Class B Common Stock, Class C Common Stock and Class I Common Stock classified and reclassified hereby (each a "Class" and, collectively, the "Classes") shall be as set forth in the Corporation's Charter and shall be subject to all provisions of the Charter relating to shares of the Corporation generally, and to the following:

               (a) Assets attributable to each Class of stock shall be invested in the same investment portfolio.




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               (b) The assets and liabilities and the income and expenses of each Class of stock may be determined separately and, accordingly, the net asset values, the dividends and distributions payable to holders, and the amounts distributable in the event of liquidation or dissolution of the Corporation or liquidation of the assets attributable to any Class of stock to holders of shares of the Corporation's stock may vary from Class to Class. Except for these differences and certain other differences set forth hereafter or elsewhere in the Charter, each Class of stock shall have the same preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption.

               (c) The allocation of the assets and liabilities, investment income and losses, capital gains and losses, and expenses of the Corporation among the Classes shall be determined by the Board of Directors in a manner that is consistent with Rule 18f-3 under the Investment Company Act of 1940, as amended (the "Act"), as such rule may be amended or superceded from time to time. The determination of the Board of Directors shall be conclusive as to the allocation of assets and liabilities, investment income and losses, capital gains and losses, and expenses (including accrued expenses and reserves) to a particular Class or Classes of stock.

               (d) Shares of each Class of stock shall be entitled to such dividends or distributions of investment income and capital gains, in stock or in cash or both, as may be declared from time to time by the Board of Directors with respect to the Class of stock. Dividends or distributions shall be paid on shares of a Class of stock only out of the assets attributable to that Class of stock or as otherwise permitted by the Charter. Specifically, and without limiting the generality of the foregoing, the dividends and distribution of investment income and capital gains with respect to any Class of stock may vary from the dividends and distribution of investment income and capital gains with respect to any other Class of stock to reflect differing allocations of expenses of the Corporation among the holders of the various Classes of stock and any resultant differences among the net asset values of the Classes of stock, to such extent and for such purposes as the Board of Directors may deem appropriate.

               (e) The issuance of shares of each Class of stock (including fractional shares) shall be subject to such sales charges or other charges payable on such issuance as may be provided under the terms of issuance of the Class of stock. The proceeds of the redemption of shares of a Class of stock (including fractional shares) shall be reduced by the amount of any contingent deferred sales charges, redemption fees, or other charges payable on such redemption as may be provided under the terms of issuance of the Class of stock.

               (f) To the extent permitted by applicable law, the Corporation shall have the right, at its option, at any time to redeem shares owned by any holder of any Class of stock if the Board of Directors has determined that it is in the best interests of the Corporation to redeem the shares. Without limiting the aforesaid authority of the Board of Directors, any such determination may be made (i) pursuant to Article FIFTH


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(b) of the Articles of Incorporation, or (ii) in connection with (a) collection of any fees payable by stockholders of any Class of stock, (b) discontinuance of issuance of shares of a particular Class or Classes of stock, (c) combination of the assets attributable to shares of a particular Class or Classes of stock with those attributable to another Class or Classes of stock, (d) sale of all or substantially all of the assets of the Corporation or of the assets attributable to a particular Class or Classes of stock to another registered investment company in exchange for securities issued by the other registered investment company, or (e) dissolution or liquidation of the Corporation or liquidation of the assets attributable to a particular Class or Classes of stock (subject, however, in each aforesaid case to any vote of stockholders that may be required by law notwithstanding the foregoing authority granted to the Board of Directors.) Any redemption made at the option of the Corporation pursuant to this Article THIRD (f) shall be made at the net asset value of the shares of stock being redeemed (subject to any applicable fees or charges) and shall otherwise be made and be effective upon the terms, at the time, and in accordance with procedures approved by the Board of Directors.

               (g) At such times (which may vary between and among the holders of particular classes of stock) as may be determined by the Board of Directors (or with the authorization of the Board of Directors, by the officers of the Corporation) in accordance with the Act and applicable rules and regulations of the NASD and from time to time reflected in the registration statement of the Corporation (the "Registration Statement"), shares or certain shares of a particular Class of stock may be automatically converted into shares of another Class (or of any other class) of stock based on the relative net asset values of such classes at the time of conversion, subject, however to any conditions of conversion that may be imposed by the Board of Directors (or with the authorization of the Board of Directors, by the officers of the Corporation) and reflected in the Registration Statement. The terms and conditions of such conversion may vary within and among the Classes of stock to the extent determined by the Board of Directors (or with the authorization of the Board of Directors) by the officers of the Corporation and set forth in the Registration Statement.

               (h) Subject to any applicable requirements of the Act, or rules or orders of the Securities and Exchange Commission (or any successor thereto), all holders of shares of stock shall vote as a single class except with respect to any matter which only affects one or more Classes of stock, in which case only the holders of shares of the Class or Classes affected shall be entitled to vote. Specifically, and not by way of limitation of the foregoing, the holders of a particular Class of stock shall have (i) exclusive voting rights with respect to provisions of any distribution plan adopted by the Corporation pursuant to 12b-1 under the Act (a "Plan") applicable to such Class of stock, and (ii) no voting rights with respect to provisions of any Plan applicable to any other class of the Corporation's stock.

               (i) In the event of the liquidation or dissolution of the Corporation or the liquidation of a Class of stock, the holders of a Class of stock shall be entitled to receive, as a class, out of the assets of the Corporation available for distribution to stockholders, the assets attributable to that Class less the liabilities allocated to that Class.


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The assets so distributable to the stockholders of a Class shall be distributed among such stockholders in proportion to the number of shares of the Class held by them and recorded on the books to the Corporation. In the event that there are any assets available for distribution that are not attributable to any particular Class (or other class) of stock, such assets shall be allocated among the Classes in proportion to the net asset values of the respective Classes (and of any other class) of stock.

     FOURTH: These Articles Supplementary will become effective on September 30, 2004, at 12:02 a.m.


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          IN WITNESS WHEREOF, Cohen & Steers Realty Focus Fund, Inc. has caused these Articles Supplementary to be signed in its name and on its behalf by its authorized officers who acknowledge that these Articles Supplementary are the act of the Corporation, that to the best of their knowledge, information and belief, all matters and facts set forth herein relating to the authorization and approval of these Articles Supplementary are true in all material respects and that this statement is made under the penalties of perjury, as of this ________ day of September, 2004.

                                         COHEN & STEERS REALTY FOCUS FUND, INC.


                                         By:
                                             -----------------------------------
                                             Name: Martin Cohen
                                             Title: President

WITNESS:


By:
    -------------------------------
    Name: Robert H. Steers
    Title: Secretary


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